Exhibit 10.46
Execution Version
December 12, 2024 (the “Effective Date”)
Eilif Serck-Hanssen
[address]

Dear Eilif:
I am pleased to confirm certain terms of your continuing employment in the position of Chief Executive Officer for Laureate Education, Inc. (“Laureate” or the “Company”), in accordance with the terms and conditions set forth in this letter agreement. This letter agreement was approved by the compensation committee of the Company’s board of directors (the “Board”) at its December 11, 2024 meeting.
You will continue to report directly to the Board.
The Company intends for this to continue to be a highly successful relationship and believes your continued employment with the Company on the following terms is in our mutual best interest:
Base Salary:     Through and until December 31, 2024, your Base Salary shall be $880,000 per annum (pro-rated for any partial year). Commencing as of January 1, 2025, your Base Salary shall be $1,000,000 per annum (pro-rated for any partial year).
Annual Bonus:     For fiscal 2024, fiscal 2025 and continuing for each fiscal year thereafter during your period of employment, your target bonus is 130% of your Base Salary in effect for such applicable fiscal year (the “Target Bonus”). You will be subject to the terms of the Company’s annual bonus plan, as approved annually by the compensation committee of the Board.
Laureate Equity:     In connection with your entry into this letter agreement, you will receive a one-time equity grant of restricted stock units (“RSUs”) with an aggregate grant date value equal to $5,000,000 (the “One-Time RSU Award”). Such grant shall be made on January 2, 2025, subject to your continued employment with the Company through such date. The One-Time RSU Award will be subject to the terms and conditions of the Restricted Stock Units Notice and Agreement attached as Exhibit A. The number of RSUs granted will be determined based on the volume weighted average price per share of Laureate common stock on the NASDAQ during regular trading sessions (and excluding pre-market and after-hours trading) over the 30 consecutive trading days prior to and including the grant date.
Commencing with the Company’s regular annual equity grant cycle for fiscal year 2025 (i.e., commencing with the grant date occurring in or about February 2025), and continuing for each fiscal year thereafter during your period of employment, your target long term incentive equity grant date value will be equal to 350% of your Base Salary in effect as of the equity grant date. For example, if your Base Salary as of the equity

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grant date is $1,000,000 per annum, your target long term incentive equity grant will have an aggregate grant date value of $3,500,000.
In connection with the equity grants described in this letter agreement, you will be required to sign a Restricted Stock Units Notice and Agreement. With respect to your annual equity grants, the form of Restricted Stock Units Notice and Agreement will be consistent with the form used for other members of the Company’s executive team.
Benefits:     You will be eligible for continued participation in standard Company benefits offered to the Company’s senior executives.
Vacation:     You will earn five (5) weeks/twenty-five (25) days paid vacation, accrued on an annual basis. Vacation time will accrue at the rate of 16.67 hours per month.
Notice of Termination:    The Company may terminate your employment for Cause (as defined in the Company’s Severance Policy for Executives (as it may be amended from time to time, the “Severance Policy”)) immediately upon written notice to you. The Company may terminate your employment without Cause upon six (6) months written notice to you. You may terminate your employment for any reason or no reason upon six (6) months’ written notice to the Company. Such notice periods shall not apply in the event your employment terminates due to your death or inability to perform your job functions due to a disability.
Severance Provision:     You will be eligible to receive severance benefits pursuant to the Severance Policy, subject to the following:
(a)if the Company terminates your employment without Cause prior to January 2, 2025, and you become entitled to severance benefits under Section 2.02 of the Severance Policy, such severance benefits shall be payable in substantially equal installments over the 18 month period following the termination of your employment, and payable in accordance with the Company’s regular payroll practices;
(b)if your employment terminates without Cause during the period January 2, 2025 through April 7, 2025, and you become entitled to severance benefits under Section 2.02 of the Severance Policy, such severance benefits shall be payable in substantially equal installments over the 13.5 month period commencing 4.5 months following the termination of your employment, and payable in accordance with the Company’s regular payroll practices; and
(c)if the Company terminates your employment without Cause (as defined in the Severance Policy) in accordance with Section 2.02 of the Severance Policy, or if your employment with the Company terminates due to your death or Disability (as defined in the Severance Policy), all your then-outstanding RSUs granted pursuant

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to the One-Time RSU Award will vest in full and settle on or within thirty (30) days after the date of your termination of employment.
All other terms and conditions of the Severance Policy will apply with full force and effect.
This letter agreement represents an amendment of Section 2.02 the Severance Policy as the Severance Policy applies to you and forms a part of the Severance Policy as the Severance Policy applies to you.
D&O Coverage:     The Company provides full D&O insurance coverage for its executive team and is obligated under its charter and bylaws to indemnify and advance expenses to, to the fullest extent permitted under law, any of its directors and officers who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative. The right to indemnification and advancement of expenses is hereby incorporated into this letter agreement as a contractual right.
Outside Board Memberships:     Your service on other boards of directors shall be governed by the Company’s Code of Conduct and Corporate Governance Guidelines (the “Company Code)”. Notwithstanding anything set forth in the Company Code, any service on other boards of directors is subject to the prior written approval of the Board.
Non-Compete & Non-Solicit:     By executing this letter agreement, you agree and acknowledge that you are subject to certain non-compete and non-solicit covenants, which remain in full force and effect.
Section 409A    (i) Notwithstanding anything contained in this letter agreement to the contrary, if, on the date of termination of your employment, you are a “specified employee” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Company’s policy for determining specified employees, then to the extent required in order to comply with Section 409A, all payments, benefits, or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within thirty (30) days after the first business day following the six (6)-month anniversary of such termination of employment, if and to the extent required under Section 409A, or, if earlier, within fifteen (15) days after the appointment of your personal representative or the executor of your estate following your death.

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(ii) For purposes of this letter agreement, the phrase “termination of employment” or words or phrases of similar import shall mean a “separation from service” with the Company and its Affiliates and Subsidiaries within the meaning of Section 409A. In this regard, you and the Company shall take all steps necessary (including with regard to any post-termination services by you) to ensure that (A) any termination of employment under this letter agreement constitutes a “separation from service” within the meaning of Section 409A, and (B) the date on which such separation from service takes place shall be the date of the termination of employment for purposes of this letter agreement.
(iii) It is intended that the payments and benefits provided under this letter agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A. Any installment payment made under this letter agreement shall be designated as a “separate payment” within the meaning of Section 409A. This letter agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax on you under Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A, the tax treatment of the benefits provided under this letter agreement is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you as a result of the failure of this letter agreement to be exempt from or comply with Section 409A.
This letter agreement contains all of the understandings and representations between the Company and you relating to the subject matter herein and supersedes the letter agreement between you and the Company, dated November 8, 2023; provided, however, that except as expressly set forth in this letter agreement, the documents governing the terms of your long term incentive awards (as may be amended from time to time in accordance with their terms) will continue to apply with full force and effect. In the event the Severance Policy is amended in any way that would be adverse to you (including termination of the Severance Policy), then the terms of the Severance Policy in effect as of the Effective Date (as modified by this letter agreement) will govern your rights to severance benefits. If your employment terminates prior to the Effective Date, this letter agreement shall terminate and have no force or effect.

This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.

The execution of this letter agreement will not be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason or no reason upon satisfaction of any applicable notice requirement set forth in this letter

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agreement. Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.
This letter agreement may not be amended or modified unless in writing signed by both the Company and you. This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.

We are proud of the significant contributions that you have made to this point in the growth of Laureate. We look forward to having you continue on as Chief Executive Officer in accordance with the terms and conditions of this letter agreement.
[signatures on next page]

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Please indicate your acceptance of this letter agreement by signing in the space provided below and returning it to my attention, retaining a copy for your files.
Sincerely,
/s/ Leslie S. Brush
_________________________________________________
Leslie S. Brush
Senior Vice President, Chief Legal Officer, and Secretary

Accepted: /s/ Eilif Serck-Hanssen                Date:        12/12/24
     Eilif Serck-Hanssen

EXHIBIT A

Restricted Stock Units Notice and Agreement (One-Time RSU Award)

(See attached.)

Laureate Education, Inc.
Restricted Stock Units Notice
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan

Name of Grantee:	Eilif Serck-Hanssen
This Notice evidences the award of restricted stock units (each, an “RSU,” and collectively, the “RSUs”) of Laureate Education, Inc., a Delaware public benefit corporation (“Laureate”), that have been granted to you pursuant to the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). You must accept this Award in the manner specified by Laureate no later than ninety days after the Grant Date. If you fail to do so, this Award will be null and void. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each RSU is equivalent in value to one share of Laureate’s Common Stock and represents Laureate’s commitment to issue one share of Laureate’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.
Grant Date: [January 2, 2025]
Number of RSUs: [To have a Grant Date value of $5,000,000]
Vesting Schedule: All of the RSUs are nonvested and forfeitable as of the Grant Date. So long as you remain an Eligible Individual (as defined in the Agreement) continuously from the Grant Date through the applicable vesting dates below (each, a “Vesting Date”), the RSUs shall become vested pursuant to the following schedule:

Vesting Date	Number of RSUs that become vested:
December ___, 2025	[Insert # (1/2 of RSUs granted)]
December ___, 2026	[Insert # (1/2 of RSUs granted)]
If, before a Vesting Date, you cease to be an Eligible Individual due to your death or Disability, you will become fully vested in all remaining unvested RSUs on your termination date.
If, before the final Vesting Date, you cease to be an Eligible Individual because the Company or its successor terminates your employment or other service relationship without Cause (other than during the Change in Control Protection Period (as defined below)), you will become fully vested in all remaining unvested RSUs on your termination date.
If, before the final Vesting Date, but on or within the eighteen (18) months after a Change in Control (the “Change in Control Protection Period”), you cease to be an Eligible Individual either because the Company or its successor terminates your employment or other service relationship without Cause, or you terminate with Good Reason, you will become fully vested in all remaining unvested RSUs on your termination date.

Laureate Education, Inc.

I acknowledge that I have carefully read the Agreement, the Plan, and Plan prospectus. I agree to be bound by all of the provisions set forth in the Agreement and Plan. I also consent to electronic delivery of all notices or other information with respect to the RSUs or the Company.

Signature of Grantee	Date

EAST\164225481.2
February 04, 2019 5:29 PM

Laureate Education, Inc.
Restricted Stock Units Agreement
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan
1.    Terminology. Unless otherwise provided in this Agreement or the Notice, capitalized terms used herein are defined in the Glossary at the end of this Agreement or in the Plan.
2.    Vesting. All of the RSUs are nonvested and forfeitable as of the Grant Date. So long as you remain an Eligible Individual continuously from the Grant Date through the applicable Vesting Date, the RSUs will become vested and nonforfeitable in accordance with the vesting provisions set forth in the Notice. Unless otherwise provided in the Notice, none of the RSUs will become vested and nonforfeitable after you cease to be an Eligible Individual.
3.    Termination of Employment or Service. Unless otherwise provided in the Notice, if you cease to be an Eligible Individual for any reason, all RSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such RSUs or the underlying shares of Common Stock.
4.    Restrictions on Transfer. Neither this Agreement nor any of the RSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the RSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the RSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.
5.    Settlement of RSUs.
(a)    Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the RSUs. Laureate will issue to you, in settlement of your RSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, Laureate will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to Laureate’s designated stock plan administrator or such other broker-dealer as Laureate may choose at its sole discretion, within reason.
(b)    Timing of Settlement. Your RSUs will be settled by Laureate, via the issuance of Common Stock as described herein, on or within thirty (30) days after the date that the RSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Notwithstanding the foregoing, in the event that (i) you are subject to Laureate’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or you are otherwise prohibited from selling shares of Laureate’s Common Stock in the public market and any shares covered by your RSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by Laureate in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of Laureate’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when you are not prohibited from selling shares of Laureate’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs. In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.
6.    Tax Withholding. On or before the time you receive a distribution of the shares subject to your RSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your RSUs (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your RSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the RSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed, by more than the Fair Market Value of one share of Common Stock, the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (except as otherwise permitted by the Administrator and would not create an adverse accounting consequence or cost). Unless the tax withholding obligations of the Company are satisfied, Laureate shall have no obligation to deliver to you any Common Stock. In the event Laureate’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
7.    Confidential Information; Covenant Not to Solicit.
(a)    In consideration of this Award, unless otherwise provided in any employment or severance agreement entered into by and between the Company and you (in which case the corresponding provisions therein shall control), you hereby agree effective as of the date of your commencement of employment with the Company, without the Company’s prior written consent, you will not, directly or indirectly:
(i) at any time during or after your employment with the Company, disclose or use any Confidential Information pertaining to the business of the Company or Affiliates, except when required to perform your duties to the Company, by law or judicial process; and
(ii) at any time during your employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly (A) solicit customers or clients of the Company or Affiliates to terminate their relationship with the Company or Affiliates or otherwise solicit such customers or clients to compete with any business of the Company or Affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of your employment employed by the Company or Affiliates.
If you are bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Section shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.
(b)    Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period or scope determined to be reasonable under such circumstances by such court will be substituted for the stated period or scope. Because your services are unique and because you have had access to Confidential Information, you agree that money damages will be an inadequate remedy for any breach of this Section. In the event of a breach or threatened breach of this Section, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).
(c)    In the event that you breach any of the provisions of this Section, in addition to all other remedies that may be available to the Company, all vested and unvested RSUs shall be cancelled for no consideration and you must account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by you under this Agreement, including any portion of the RSUs that have been settled or proceeds thereon realized by you and all amounts paid to you upon the sale of shares of Common Stock you received under this Agreement.
8.    Adjustments for Corporate Transactions and Other Events.
(a)    Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding RSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional RSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b)    Merger, Consolidation and Other Events. If Laureate shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the RSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled. If the stockholders of Laureate receive by reason of any distribution in total or partial liquidation or pursuant to any merger of Laureate or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of Laureate’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled, in the same manner and to the same extent as the RSUs.
9.    Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable RSUs or any other adverse effect on your interests under the Plan.
10.    Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the RSUs until such shares of Common Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 10 of the Plan.
11.    The Company’s Rights. The existence of the RSUs shall not affect in any way the right or power of Laureate or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.    Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the RSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of Laureate to obtain from any regulatory body having jurisdiction the authority, if any, deemed by Laureate’s legal counsel to be necessary to the lawful issuance of any shares subject to the RSUs shall relieve Laureate of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, Laureate may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by Laureate.
13.    Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Laureate to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to Laureate, or in the case of notices delivered to Laureate by you, addressed to the Administrator, care of Laureate for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, Laureate may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of RSUs by electronic means or to request your consent to participate in the Plan or accept this award of RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Laureate or another third party designated by Laureate.
14.    Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the RSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the RSUs granted hereunder shall be void and ineffective for all purposes.
15.    Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the RSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
16.    Section 409A. This Agreement and the RSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Agreement, Laureate shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).
17.    No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of RSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
18.    Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
19.    No Funding. This Agreement constitutes an unfunded and unsecured promise by Laureate to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of Laureate as a result of receiving the grant of RSUs.
20.    Effect on Other Employee Benefit Plans. The value of the RSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
21.    Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Baltimore, Maryland or any state court in the district which includes Baltimore, Maryland. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.
22.    Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
23.    Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
24.    Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs, and any reports of Laureate provided generally to Laureate’s stockholders; (ii) acknowledge that you may receive from Laureate a paper copy of any documents delivered electronically at no cost to you by contacting Laureate by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying Laureate of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

25.    No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a RSU award is a one-time benefit which does not create any contractual or other right to receive future grants of RSUs, or compensation in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Administrator; (iii) the value of the RSUs is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the RSUs is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the RSUs ceases when you cease to be an Eligible Individual, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the RSUs; and (vii) no claim or entitlement to compensation or damages arises if the RSUs decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
26.    Personal Data.
    You voluntarily consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Plan materials (“Data”) by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan.
    You understand that the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering, and managing the Plan.
    You understand that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting a local human resources representative.  You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing participation in the Plan.
    You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.  You understand that if you reside in certain jurisdictions outside the United States, to the extent required by applicable laws, you may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting the RSUs, in any case without cost, by contacting in writing a local human resources representative.  Further, you understand that you are providing these consents on a purely voluntary basis.  If you do not consent or if you later seek to revoke consent, your engagement as a service provider with the Company or an Affiliate will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company will not be able to grant you RSUs under the Plan or administer or maintain the RSUs.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain the RSUs).  You understand that you may contact a local human resources representative for more information on the consequences of refusal to consent or withdrawal of consent.

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GLOSSARY
(a)    “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(b)    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(c)    “Common Stock” means the Class A common stock, US$.004 par value per share, of Laureate Education, Inc.
(d)    “Company” means Laureate and its Subsidiaries.
(e)    “Confidential Information” means all non-public information concerning trade secret, know how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media.
(f)    “Disability” means “Disability” as such term may be defined in any employment agreement in effect at the time of termination of employment between you and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Disability” shall mean a total and permanent disability as defined in the long-term disability plan of Laureate or the Subsidiary, as applicable, with which you are employed on the date as of which the existence of a Disability is to be determined.
(g)    “Eligible Individual” shall mean an officer or employee of, and other individual, including a non-employee director, who is a natural person providing bona fide services to or for, Laureate or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Laureate’s securities.
(h)    “Good Reason” means “Good Reason” as such term may be defined in any employment agreement in effect at the time of termination of employment between you and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Good Reason” shall mean, without your consent, (i) a material reduction in base salary (other than a general reduction in base salary that affects all similarly situated employees), (ii) a substantial diminution in your title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith, or (iii) a transfer of your primary workplace by more than fifty (50) miles from your current workplace; provided, however, that in any event, such conduct is not cured within ten (10) business days after you give the Company notice of such event.
(i)    “Grant Date” means the effective date of a grant of RSUs made to you as set forth in the Notice.
(j)    “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of RSUs made to you.
(k)    “You” or “Your” means the recipient of the RSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}

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